Exhibit 21.1

Jurisdiction of Incorporation or
Name of Entity	Organization
Deerfield Capital LLC	Delaware
Deerfield TRS Holdings, Inc.	Delaware
Deerfield TRS Holdings, LLC	Delaware
Market Square CLO Ltd.	Cayman Islands
Pinetree CDO Ltd.	Cayman Islands
DWFC, LLC	Delaware
Deerfield TRS (Bahamas) Ltd.	Bahamas
Deerfield Capital Trust I	Delaware
Deerfield Capital Trust II	Delaware
Deerfield Capital Trust III	Delaware
DFR TRS I Corp.	Delaware
DFR Company I LLC	Delaware
DFR TRS II Corp.	Delaware
DFR Company II LLC	Delaware
Deerfield & Company LLC	Illinois
Deerfield Capital Management LLC	Delaware
Deerfield Capital Management (Europe) Limited	U.K.
DFR Middle Market CLO Ltd.	Cayman Islands
DFR Middle Market Holdings Ltd.	Cayman Islands
DFR Middle Market Sub-1, Inc.	Delaware
DFR Middle Market Sub-2, Inc.	Delaware
DFR Middle Market Sub-3, Inc.	Delaware
DFR Middle Market Sub-4, Inc.	Delaware
DFR Middle Market Sub-5, Inc.	Delaware
DFR Mortgage LLC	Delaware
DFR MM Holding LLC	Delaware